Exhibit 99.1

U.S. Court of Appeals Reinstates DynCorp International’s Claims against AAR Airlift under the Florida Uniform Trade Secrets Act

McLean, Va. – (November 22, 2016) – On November 21, 2016, the United States Court of Appeals for the Eleventh Circuit reinstated DynCorp International’s (“DI”) claims against AAR Airlift Group, Inc. (“AAR”) under the Florida Uniform Trade Secrets Act. “After careful review of the record and the parties’ briefs, we reverse the dismissal order and remand for further proceedings,” the Court said.

The decision relates to trade secrets allegedly obtained by AAR as it competed for the U.S. Department of State’s Worldwide Aviation Support Services (“WASS”) program, under which DI has been the incumbent contractor since 1992.

The finding overrules a decision made earlier this year by the United States District Court for the Middle District of Florida to dismiss DI’s suit. DI alleged that three former DI employees who went to work for AAR shared trade secrets with their new employer to help develop a proposal for the WASS competition.

The Court explained that DI’s amended complaint “specifically identified financial and technical data related to DynCorp’s pre-existing WASS contract, including personnel lists, salary and pay differentials, and pricing data related to staffing and business operations.”

In its ruling, the Court wrote: “These allegations, taken as true, show that the information divulged by Thomas and Pilkington constituted a trade secret within the meaning of Fla. Stat. 688.002(4). Accordingly, we reverse the district court’s dismissal of the amended complaint.”

This matter also remains under a separate investigation by the Department of State Office of the Inspector General, which is looking into potential Procurement Integrity Act Violations by AAR related to this program.

About DynCorp International

DynCorp International is a leading global services provider offering unique, tailored solutions for an ever-changing world. Built on seven decades of experience as a trusted partner to commercial, government and military customers, DI provides sophisticated aviation, logistics, training, intelligence and operational solutions wherever we are needed. DynCorp International is headquartered in McLean, Va. For more information, visit our blogs Inside DI or DI at Work or follow DynCorp International on Twitter.

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